EXHIBIT 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-                ) and related Prospectus of Cogint, Inc. (formerly known as IDI, Inc.) for the registration of 1,100,000 shares of its common stock and resale of up to 200,000 shares of its common stock and to the incorporation by reference therein of our report dated June 24, 2014, with respect to the consolidated financial statements of Fluent, Inc. and subsidiaries as of December 31, 2013 and for the year then ended, included in IDI, Inc.’s Current Report on Form 8-K dated December 2, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

December 16, 2016